UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 29, 2005

Edentify, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Nevada	000-26909	91-1280046
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

74 West Broad St., Suite 350, Bethlehem, Pennsylvania		18018
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	610.814.6830

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

PATENT AND TECHNOLOGY LICENSE AGREEMENT

On August 29, 2005, the Company’s wholly owned subsidiary, InMotion Biometrics, Inc. ("InMotion") closed on a Patent and Technology License Agreement (the "License Agreement") with face2face animation, inc. ("face2face"), a Delaware corporation.

Pursuant to the terms of the License Agreement, face2face granted to InMotion an exclusive worldwide license to make, use, import and sell certain patents, hardware, software and other technology relating to the identification of persons and facial recognition (the "Technology"). face2face also granted InMotion a limited right to sub-license the Technology.

As consideration for the License Agreement, we are required to issue shares of common stock and warrants pursuant to a Share and Warrant Issuance Agreement described elsewhere in this report.

The term of the license is perpetual unless terminated if: (1) InMotion has breached a material term of the License Agreement after thirty (30) days notice of same and InMotion’s failure to cure; (2) InMotion has failed to deliver the shares and warrants pursuant to the Share and Warrant Issuance Agreement (described below) after thirty (30) days notice and InMotion’s failure to cure; or (3) upon sixty (60) days notice of termination from InMotion to face2face for any reason.

The parties are subject to mutual obligations of indemnity and confidentiality, which shall survive termination of the License Agreement for any reason.

DEVELOPMENT AGREEMENT

As part of the same transaction, InMotion also closed on a non-exclusive Development Agreement (the "Development Agreement") with face2face, for the joint development of hardware and software to be used for advanced acoustic and visual speech recognition and facial recognition (the "Product").

The term of the Development Agreement is twelve (12) months from the date of execution, with the option to renew for a further period of six (6) months. The Development Agreement may be terminated only in the event of the insolvency of a party or a breach of the Development Agreement by a party.

As consideration for the services to be provided under the Development Agreement, InMotion paid face2face $1,000 upon execution of the Development Agreement and also provided other assurances regarding minimum capitalization required for face2face to obtain grant funding in relation thereto from certain state agencies.

The parties are subject to a restrictive covenant prohibiting the solicitation of the other party’s employees or consultants to breach any contractual relationship with the non-soliciting party. The parties are also subject to mutual obligations of indemnity and confidentiality that shall survive termination of the Development Agreement for any reason.

The liability of face2face for breach of the Development Agreement for any and all claims is limited to a maximum of $100,000.

SHARE AND WARRANT ISSUANCE AGREEMENT

As part of the consideration for the License Agreement and the Development Agreement described above in this report, the Company, on August 29, 2005 also closed on a Share and Warrant Issuance Agreement (the "Issuance Agreement") with face2face. The Issuance Agreement was entered into as a condition precedent to the performance obligations of the parties to each of the License Agreement and the Development Agreement.

As part of the consideration for face2face entering into the License Agreement and the Development Agreement, we have issued in the name of face2face a total of 7,500,000 shares of our common stock (the "Shares") which shall be delivered to face2face as follows: 2,500,000 Shares at closing, 2,500,000 Shares upon acceptance of the Product by us under the Development Agreement, and 2,500,000 Shares upon the closing of a sublicense or other agreement between us and a customer relating to the Product. We also issued a warrant, at closing, to face2face to purchase 1,000,000 shares of our common stock at an exercise price of $1.00 per share (the "Warrants").

face2face has both limited demand registration rights for the Shares as well as piggyback registration rights in the Shares. face2face also has certain limited registration rights with respect the shares of common stock underlying the Warrants. The sale of any such shares by face2face is further subject to a volume limitation as set forth in the Issuance Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Edentify, Inc.

September 8, 2005	By:	Terrence DeFranco

Name: Terrence DeFranco
Title: Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

10.1	Patent & Technology License Agreement
10.2	Development Agreement
10.3	Share and Warrant Issuance Agreement